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Exhibit 3.47

AGREEMENT

OF LIMITED PARTNERSHIP

OF

ENCO SYSTEMS PARTNERSHIP, LTD.

Prepared by: Glynn D. Nance Joseph F. Duncan NANCE & DUNCAN, P.L.L.C. 1111 North Loop West, Suite 810 Houston, Texas 77008-4713 Phone: (713) 880-5500 Fax: (713) 880-8454

i

 AGREEMENT

OF LIMITED PARTNERSHIP

OF

ENCO SYSTEMS PARTNERSHIP, LTD.

        THIS AGREEMENT OF LIMITED PARTNERSHIP OF THE ENCO SYSTEMS PARTNERSHIP, LTD. is entered into to be effective this 28 day of February, 2001, by and among ENCO SYSTEMS MANAGEMENT SERVICES TRUST, a Texas Limited Liability Company, as General Partner, and the parties identified on the signature page hereof, as Limited Partners.

        WHEREAS, the parties desire that the Partnership be a limited partnership held under the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann. art. 6132a-1, as from time to time amended, for the purposes set forth hereinbelow.

        NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings indicated:

        1.1   "Additional Contributions" shall mean an additional capital contribution to the Partnership in addition and subsequent to each partner's Original Capital Contribution.

        1.2   "Adjusted Capital Account Deficit" shall mean, with respect to any Limited Partner, the deficit balance, if any, in such Limited Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (a)   Credit Capital Account—Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, and

          (b)   Debit Capital Account—Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.7 04-1P(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

        1.3   "Affiliate" shall mean, with respect to a Partner, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with such Partner. The term "control," as used in the immediately preceding sentence, means, with respect to a Person, that is a corporation, the right to exercise, directly or indirectly, more than ten percent (10%) of the voting rights attributable to the shares of the controlled corporation, and with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

        1.4   "Agreement" shall mean this Agreement of Limited Partnership of ENCO SYSTEMS PARTNERSHIP, LTD.

        1.5   "Appraised Value" shall mean, with respect to the Partnership Property, or any part thereof, the fair market value of such property as estimated by an independent appraiser selected by the General Partner, expressly provided that with respect to cash, no value must be appraised, and with respect to marketable securities which are traded on an exchange or on an automatic quotation system, the average sales price (or bid/ask price) shall be used for the Appraised value.

        1.6   "Bankruptcy" shall mean, with respect to any Person, the following:

          (a)    Involuntary Bankruptcy:    BANKRUPTCY MEANS—an involuntary bankruptcy, which is without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition for relief or reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within sixty (60) days;

          (b)    Inability to Pay Debts:    BANKRUPTCY ALSO MEANS—the liability of such Person generally to pay its debts as such debts become due, or an admission in writing by such person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

        1.7   "Capital Account" shall mean, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

          (a)   Credits—To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.2 or Section 4.3 hereof, and the amount of any Partnership liabilities which are assumed by such Person or which are secured by any Partnership Property distributed to such Person.

          (b)   Debits—To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Person pursuant to any provision-of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.2 or Section 4.3 hereof, and the amount of any liabilities of such Person which are assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

          (c)   Transfer—In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account to the transferor to the extent it relates to the transferred interest.

          (d)   Multiple Interest—ONE CAPITAL ACCOUNT—A Partner that has more than one Partnership interest shall have a single capital account that reflects all its Partnership interests, regardless of the class of Partnership interests owned by that Partner and regardless of the time or manner in which those Partnership interests were acquired.

          (e)   IRC and Regulations—In determining the amount of any liability for purposes of Sections 1.7 (a) and 1,7 (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          (f)    Modification of Capital Accounts—The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material-effect on the amounts distributable to any Person pursuant to Article XII hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Section 1.704-3(b)(2)(iv)(g) of the Regulations, and (ii) make any appropriate modifications in the event    •    unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

        1.8   "Capital Contribution" shall mean the total contribution to the capital of the Partnership for which a Partner is legally bound and obligated, which amount is designated as a capital contribution for such Partner pursuant to Article III of this Agreement.

        1.9   "Certificate" shall mean the Certificate of Limited Partnership for this Partnership in the form and substance attached hereto as Exhibit B, or any other certificate of this Partnership filed subsequent thereto which complies with Section 2.01 of the Texas Revised Limited Partnership Act.

        1.10 "Change of Control of a General Partner" shall mean, as to a corporate General Partner of the Partnership if there is one, the occurrence of an event or circumstance, however it comes about, which results in a significant change in the voting rights or the voting stock of such corporation. For this purpose, a change in voting rights is a significant change if it reduces by at least thirty-three (33) percentage points the voting rights of the Persons who own voting stock of the Corporation as of the date such corporation first became a General Partner of the Partnership.

        1.11 "Code" or "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        1.12 "Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning adjusted tax basis; provided, further that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

        1.13 "General Partner" shall mean the one or more persons who are a general partner of the Partnership, initially, ENCO SYSTEMS MANAGEMENT SERVICE TRUST, a Revocable Trust Agreement, and each other Person (if any) that subsequently becomes an additional or substituted General Partner in accordance herewith, but excluding any such Person that subsequently ceases to be a General Partner pursuant to the provisions of this Agreement. In the event that there are two Persons serving in the capacity as General Partner under this Agreement, actions by the General Partners shall require the mutual agreement of each such Person. If there are more than two Persons serving in the capacity as General Partner under this Agreement, actions by the General Partner shall, require the agreement of a majority of such Persons. Notwithstanding the preceding provisions of this section, if a Managing Partner or Partners are acting, actions by the General Partner shall require the mutual agreement of each Managing Partner or, if there are three or more Managing Partners, such actions shall require the agreement of a majority of the Managing Partners.

        1.14 "General Partner Interest" shall mean the entire ownership interest and rights of a General Partner as a general partner in the Partnership, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The term "General Partner Interest" specifically does not include any interest in the Partnership which the General Partner may own as a Limited Partner.

        1.15 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a)   Fair Market Value—The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Sections 3.1 and 3.2 hereof shall be as set forth in Exhibit A, and provided further that if the contributing Partner is the General Partner, the determination of the fair market value of a contributed asset shall require the agreement of a majority in interest of the Limited Partners:

          (b)   Adjusted Gross Fair Market Value—The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership;

          (c)   Distributed Value—The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

          (d)   Adjustment to Asset Basis—The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 4.2(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.15 to the extent the General Partner determines that an adjustment pursuant to Section 1.15(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.15(d), If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.15(a), 1.15(b), or 1.15(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

        1.16 "Immediate Family" shall mean wife and husband and their lineal descendants by blood or adoption or a trust or trusts the beneficiaries of which are one or more of them.

        1.17 "Interest" or "Interests" shall mean the entire ownership interests and rights of a Limited Partner in the Partnership, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

        1.18 "Limited Partner" shall mean each Person that is designated on the signature page hereto, and that has executed this Agreement, as a Limited Partner, together with each other Person (if any) that subsequently becomes an additional or substituted Limited Partner pursuant to the provisions of this Agreement. "Limited Partners" means all such Persons.

        1.19 "Limited Partnership Act" shall mean the Texas Revised Limited Partnership Act, Article 6132a-1 of the Texas Revised Civil Statutes Annotated, as amended from time to time.

        1.20 "Negative Cash Flow" shall mean the excess of costs, as defined below, incurred with respect to the operation of the Partnership Property over the income from the Partnership Property. Costs considered in determining such amount shall include repairs, maintenance, utilities, including waste disposal, management fees, rental commissions, state and local taxes, debt service, including principal, interest, and fees on any Partnership debt, which are directly related to the Partnership Property. The monthly amount of Negative Cash Flow, if any, shall be determined by the General Partner pursuant to the parameters set forth above.

        1.21 "Net Cash Flow" shall mean, at the time of determination for any period, the gross cash proceeds of the Partnership from the conduct of the Partnership's business less the portion thereof retained for investment by the Partnership, expressly excluding any Capital Contributions, any proceeds from financing loans and any amounts used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements, and contingencies, all as determined in the sole discretion of the General Partner. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

        1.22 "Original Capital Contribution" shall mean, with respect to each Partner, the Capital Contribution made by such Partner pursuant to Section 3.1 or Section 3.2 hereof, as the case may be, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contribution or which are secured by any property contributed by such Partner to the Partnership as a part of such Capital Contribution.

        1.23 "Partner" or "Partners" shall mean the General Partner (whether one or more) and the Limited Partner (whether one or more).

        1.24 "Partnership" has the meaning attributed to it in Section 1.1.

        1.25 "Partnership Property" shall mean all of the property contributed to the capital of the Partnership by the Partners and any other property purchased or otherwise acquired by the Partnership or contributed by the Partners subsequent to the execution of this Agreement.

        1.26 "Person" shall mean an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

        1.27 "Profits" or "Losses" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a)   Exempt Income—Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.29 shall be added to such taxable income or loss;

          (b)   Expenses—Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.30 shall be subtracted from such taxable income or loss;

          (c)   Adjustment Reflecting Gain or Loss—In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.15(a) or Section 1.15(b) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d)   Gain or Loss Recognized—Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e)   Depreciation—In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.12 hereof; and

          (f)    Excluded Items From Profit Calculations—Notwithstanding any other provision in this Section 1.27, any items which are specially allocated pursuant to Section 4.2 Special Allocation or Section 4.3 Curative Allocations hereof shall not be taken into account in computing Profits or Losses.

        1.28 "Regulations" shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        1.29 "$haring Ratio" shall mean, at all times, the ratio that such Partner's interest in the Partnership bears to the interests in the Partnership of all Partners, and is set forth for such Partner on Exhibit A to this Agreement.

        1.30 "Transfer" shall mean, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

        1.31 "Wholly Owned Affiliate" of any Person, shall mean an Affiliate of such Person one hundred percent (100%) of the voting stock or beneficial ownership of which is owned by such Person, directly or indirectly, through one or more 'Wholly Owned Affiliates, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and an Affiliate of such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person.

ARTICLE II
THE PARTNERSHIP

        2.1    Formation of Limited Partnership.    The Partners hereby enter into and form pursuant to the provisions of the Limited Partnership Act, a limited partnership (hereinafter referred to as the "Partnership") for the purpose and scope herein prescribed. Except as provided to the contrary in this Agreement, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership, shall be as provided in the Limited Partnership Act. The Partnership shall also be governed by the Texas Revised Partnership Act as the supplemental law to the Limited Partnership Act.

        2.2    Name.    The name of the Partnership shall be "ENCO SYSTEMS PARTNERSHIP, LTD." and the business of the Partnership shall be conducted under such name or under any other name or names as the General Partner may from time to time determine to be necessary, appropriate, or advisable in furtherance of the purposes of the Partnership.

        2.3    Filings.

          (a)   Initial Filing—The General Partner shall cause the Certificate to be filed in the office of the Secretary of State of Texas in accordance with the provisions of the Limited Partnership Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the taws of Texas, and in any other state in which the activities of the Partnership would require it to qualify as a limited partnership. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Limited Partnership Act. Such amendments may be executed by any General Partner and by each other general partner designated in the amendment as a new general partner.

          (b)   Dissolution Filing—Upon the dissolution o f the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person or other entity elected pursuant to Section 12.1 hereof) shall promptly execute and cause to be filed Certificates of Dissolution in accordance with the Limited Partnership Act and the laws of any other states or jurisdictions in which the Partnership. Act and the laws of any other states or jurisdictions in which the Partnership has filed Certificates.

        2.4    Purposes.    The purposes of the Partnership shall be to (i) own, operate and lease the Partnership Property for more prudent management of all the assets, and to place under one entity the management and control of the Partnership Property, and to permit the managers of the Partnership Property to manage pursuant to the terms and conditions of the Limited partnership Act, (ii) hold and manage the Partnership Property for best overall gain (iii) provide management continuity for the operator of the Partnership's business interests (iv) facilitate the sharing of the enjoyment and responsibilities of ownership of the properties among the partners as family members, and increase business communications among the family, (v) facilitate intra family transfers and reduce costs associated with the disability or probate of the estate of any of the Partners, (vi) when necessary of desirable, dispose of the Partnership Property, and (vii) take any and all actions reasonably related to the foregoing purposes. The assets of the Partnership may, from time to time, be invested in various forms of real property and tangible and intangible personal property, to include, but not limited to stocks, bonds, mortgages, notes, commercial paper and other evidence of indebtedness, money market funds, certificates of deposit, and other financial instruments or accounts and interests in limited partnerships as well as limited liability companies, and closely held businesses, however organized. Subject to the limitations contained in this agreement and in the Limited Partnership Act, the Partnership purposes and business may be accomplished by the General Partner taking any action which is permitted hereunder or under the Limited Partnership Act or which is customary or reasonably related to the acquisition, ownership, management, sale, investment, reinvestment or financing of the Partnership assets, including, without limitation, short term investments.

        2.5    Registered Agent, Registered Office and Place of Business.    The Registered Agent for the Partnership shall be Mark Cuculic, and the Registered Office of the Partnership shall be at 9203 Emmott Road, Houston, Texas (77040) and the Partnership's place of business shall be at 9203 Emmott Road, Houston, Texas (77040) and at such other locations as the General Partner determines advisable. The Partnership may, by giving notice thereof to the Limited Partners, move its office to such other place within or without the State of Texas as the General Partner may from time to time determine to be necessary, appropriate, or advisable.

        2.6    Term.    The Partnership shall commence on the later of the date the Partners execute this Agreement or the date the Certificate is filed with the Secretary of the State of Texas, and unless sooner terminated as herein provided, shall continue until the close of Partnership business on December 31 of the year that is fifty (50) years after the year in which the Certificate is filed with the Secretary of the State of Texas.

 ARTICLE III
CONTRIBUTIONS

        3.1    General Partner's Original Capital Contribution.    The General Partner hereby agrees to and has contributed or shall contribute to the capital of the Partnership the property or monies set forth opposite his or her name on Exhibit A attached hereto. The General Partner, in the aggregate, must and hereby agrees to maintain a minimum capital Account balance equal to but not less than one percent (1%) of the total positive Capital Account balances of all Partners of the Partnership. Whenever a Limited Partner makes an additional Capital Contribution, the General Partner, in the aggregate, shall immediately contribute capital to the Partnership equal to one and one-hundredths percent (1.01%) of the Limited Partner's additional capital Contribution of the least amount (including zero) that causes the General Partner's Capital Account to equal one percent of the total positive Capital Account balances of all Partners of the Partnership.

        3.2    Limited Partners' Capital Contribution.    The Limited Partners hereby agree to contribute and have contributed or shall contribute to the capital of the Partnership the property or monies set forth opposite their names on Exhibit A attached hereto.

        3.3    Actions to be Taken in Connection with the Partnership Property.    Promptly after the execution of this Agreement, the General Partner shall do all acts and things necessary for the Partnership to fulfill its obligations with respect to the Partnership Property and the assumption of the liabilities associated therewith.

        3.4    Return of Contributions.    Except as may expressly be provided herein, no Partner shall be entitled to the return of any Capital Contribution or any other contribution to the Partnership in respect to either a Capital Account or any Capital Contribution made to the Partnership. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Partnership or of any Partner. Except as expressly provided herein, no Partner shall be required to contribute or loan any cash or property to the Partnership to enable the Partnership to return any Partner's contributions to the Partnership or to balance Capital Accounts. Notwithstanding the above, the Partnership shall be entitled to pay salaries or any other form of compensation necessary or desirable to any Partner.

        3.5    Additional Contributions.    Additional Capital Contributions may be made by any Partner at any time or from time to time. No additional Capital Contribution shall be required by any Partner unless agreed to by all Partners and reflected in a written amendment to this Agreement. To the extent any additional Capital Contributions are not made in proportion to the Partners then existing Sharing Ratios, such Sharing Ratios shall be adjusted in accordance with the provisions of Section 4.6 Adjustment to Sharing Ratios.

ARTICLE IV
ALLOCATIONS

        4.1    Profits and Losses.    After giving effect to the special allocations set forth in Sections 4.2 and 4.3 hereof and subject to the limitations of Sections 4.1(a) and 4.1(b), Profits or Losses for any fiscal year shall be allocated among the Partners in proportion to their Sharing Ratios.

          (a)    Allocation of Losses.    Notwithstanding anything to the contrary in the foregoing, the Losses allocated pursuant to this Section 4.1(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitations set forth in this Section 4.1(a) shall be allocated to the General Partner.

          (b)    Allocation of Profits.    In the event Losses have been allocated to the General Partner pursuant to Section 4.1(a) hereof, one hundred percent (100%) of the Profits shall be allocated to the General Partner until the cumulative Profits allocated pursuant to this Section 4.1(b) for the current and all prior fiscal years are equal to the cumulative Losses allocated pursuant to Section 4.1(a) hereof for all prior fiscal years.

        4.2    Special Allocations.    The following special allocations shall be made in the following order:

          (a)    Qualified Income Offset.    In the event any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent requited by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.1(a) Allocation of Losses shall be made only if and to the extent that such Limited Partner has an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(a) were not in this Agreement.

          (b)    Gross Income Allocation.    In the event any Limited Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(b) shall be made only if and to the extent that such Limited Partner has an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.2(a) hereof and this Section 4.2(b) were not in this Agreement.

          (c)    Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

        4.3    Curative Allocations.    The General Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Sections 4.2(a)Qualified Income Offset and 4.2(b)Gross Income Allocation hereof in whatever order is likely to minimize the economic distortions that might otherwise result from such allocations, and (ii) divide all allocations pursuant to Sections 4.2(a) and 4.2(b) hereof among the Partners in a manner that is likely to minimize such economic distortions.

        4.4    Other Allocation Rules.

          (a)    Allocation Periods.    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (b)    Sharing Ratios.    All allocations to the Partners pursuant to this Article IV shall, except as otherwise provided, be divided among them in proportion to their Sharing Ratios as shown on Exhibit "A" attached hereto and incorporated herein for all purposes.

          (c)    Pro Rata Allocations.    Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

        4.5    Tax Allocations: Code Section 704(c).    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.15(a)—Fair Market Value of this Agreement).

        In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.1 5(b)—Adjust Gross Fair Market Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

        Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

        4.6    Adjustment to Sharing Ratios.    The Sharing Ratios of the Partners shall be adjusted in the event: (I) a Partner makes an additional Capital Contribution as permitted by Section 3.5—Additional Contributions; (2) there is any transfer or assignment of any part of a Partnership Interest by or among the Partners or to any Person who becomes an assignee or transferee of any part of a Partnership Interest; or (3) there is any other disproportionate adjustment to the Capital Account of a Partner. Upon adjustment, a Partner's Sharing Ratio shall then be determined by the percentage calculated from dividing the value of such Partner's Capital Account by the value of all Partner's Capital Accounts. To simplify Partnership accounting, any adjustment to the Sharing Ratios of the Partners as a result of additional Capital Contributions shall be made semi-annually on June 30 or December 31 following such Capital Contribution.

ARTICLE V
DISTRIBUTIONS

        5.1    Net Cash flow.    Except as otherwise provided in Article XII hereof, Net Cash Flow, if any, shall from time to time, but not less often than once annually, be distributed among the Partners in proportion to their Sharing Ratios.

        5.2    Amounts Withheld.    All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner, or the Limited Partners shall be treated as amounts distributed to the Partners pursuant to this Article V for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and may allocate any such amounts among the Partners in any manner that is in accordance with applicable law.

ARTICLE VI
MANAGEMENT

        6.1    Authority of the General Partner.    The General Partner shall have the full, exclusive and absolute right, power and authority to manage the business, assets, properties, investments and affairs of the Partnership and, except to the extent otherwise provided herein in accordance with the provisions of this Agreement, shall have all of the rights and powers which may be possessed by general partners under the Limited Partnership Act, any other state or federal law and the provisions hereof.

The scope of such power and authority shall encompass all matters in any way connected with or incident to such business, including, without limitation, the right and power to:

          (a)   sell, exchange, trade, surrender, release, abandon, purchase, lease, or otherwise, acquire or dispose of, any real or personal property on such terms and conditions as the General Partner may determine to be in the best interests of the Partnership, which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (b)   operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (c)   execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the purchase, sale, disposition, management, maintenance, and operation of the Partnership Property, and to apply for and execute any licenses or permits or any other documents related to or required for the business of the Partnership or necessary or desirable in connection with managing the affairs of the Partnership, including executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

          (d)   borrow money and issue evidence of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgages, pledge, or other lien on any Partnership Property;

          (e)   execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgages, deed of trust, mortgages note, promissory note, bill of sale, contract, receipt, release, discharge, or other instrument purporting to convey clear title to or encumber any or all of the Partnership Property;

          (f)    buy, sell, trade, short, create contracts, enter into, execute and deliver any type of hedge or speculation or otherwise trade in any marketable security, any derivative of a marketable security or any security that is a derivative of a good, a product, a service, a commodity, or otherwise, and to maintain such accounts, licenses, permits, brokerage agreements, and any other contracts or agreements necessary or desirable, directly or indirectly to permit the activities of this section.

          (g)   pay and prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Partnership Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership Property;

          (h)   care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, or, to the extent funds of the Partnership are in the judgment of the General Partner, not immediately required for the conduct of the Partnership's business, to temporarily invest the excess funds in those income producing accounts of the Partnership as the General Partner deems appropriate, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (i)    contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers, accountants, and investment advisors, and specifically including the General Partner and any of its officers and directors, and to pay such salaries, consulting fees, success fees or other compensations as the General Partner may reasonably determine, and to delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (j)    engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Partnership Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

          (k)   make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of the Partnership Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with Transfers of Partnership interests and Partnership distributions; (ii) with the unanimous consent of the Limited Partners, to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's federal, state, or local tax returns; and (iii) to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as General Partners or Limited Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including, to the extent provided in Code Sections 6221 through 6231, agreements or other documents that bind the General Partner and Limited Partners with respect to such tax matters or otherwise affect the rights of the Partnership, General Partner, and Limited Partners. The General Partner is specifically authorized to act as the "Tax Matters Partners" under the Code and in any similar capacity under state or local law and only the General Partner as the "Tax Matters Partners" shall have the authority to execute an extension of the statute of limitations for the Partnership or a power of attorney binding upon the Partnership;

          (l)    to expend the Partnership's capital, assets and profits in furtherance of the business of the Partnership;

          (m)  to pay any and all reasonable fees and to make any and all reasonable expenditures which the General Partner, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership, the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement;

          (n)   with respect to any operation of the Partnership, to enter into any partnership agreement, limited partnership agreement, limited liability company, incorporation, shareholders' agreement, syndication, sharing arrangement, joint venture or other related agreements for the acquisition, disposition, use or development of Partnership Property and any other similar agreements, with any person, or persons acceptable to the General Partner, and which are engaged in any business or transaction in which the Partnership is authorized hereby to engage;

          (o)   to guarantee the payment of money or the performance of any contract or obligation by any person, firm or corporation on behalf of the Partnership in furtherance of the business of the Partnership;

          (p)   take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

          (q)   institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and

          (r)   to take such other actions and perform such other acts as the General Partner deems necessary or appropriate to carry out the business of the Partnership.

        6.2    Restrictions on Authority of the General Partner.

          (a)    Non-Consent.    Without the consent of all of the Limited Partners, the General Partner shall not have the authority to, and covenants and agrees that it shall not:

              (i)  knowingly do any act in contravention of this Agreement;

             (ii)  knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

            (iii)  knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

            (iv)  admit an additional Limited Partner, except as expressly provided herein;

             (v)  merge or consolidate the Partnership with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Partnership Property (whether now owned or hereafter acquired) to any Person;

            (vi)  terminate, liquidate or wind up Partnership, except upon occurrence of event which, under applicable law, terminates the Partnership in light of provisions of this Agreement;

           (vii)  confess a judgment against the Partnership; or

          (viii)  approve provisions of any loans that impose any personal liability on the Limited Partners.

        6.3    Right to Rely On the General Partner.    Any Person dealing with the Partnership may rely (without duty or further inquiry) upon a certificate signed by the General Partner as to:

          (a)    Identification.    The identity of the General Partner or any Limited Partner;

          (b)    Reliance On Facts.    The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

          (c)    Other Persons in Authority.    The Persons who are authorized to execute an deliver any instrument or document of the partnership; or

          (d)    Acts/Omissions.    Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

        6.4    Standard of Care: Conflicts.

          (a)    Standard of Care.    In the performance of its duties under this Agreement, the General Partner shall use its best efforts to conduct the business of the Partnership in a good and businesslike manner and in accordance with sound business practice in the industry. The general Partner shall not be held liable or responsible to any Partner or to the Partnership for any losses sustained or liabilities incurred in connection with or attributable to errors in judgment of the General Partner, SPECIFICALLY INCLUDING SUCH PERSON'S SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, BUT, excluding those which are attributable to the General Partner's gross negligence, bad faith, or willful misconduct.

          (b)    Conflicts.    Notwithstanding any of the terms of this Agreement, pursuant to the express terms of the Texas Revised Partnership Act, all of the Partners hereby agree that it shall not be a breach of this Agreement or a breach of any common law or statutory duty of loyalty or care for the General Partner and its Affiliates to engage in any other business or charitable activities in addition to the activities of the Partnership, and that the General Partner and its representatives shall not be required to devote its full time to the management of the Partnership and that the

  General Partner and its Affiliates and representatives may likewise conduct their own businesses and invest personal assets without regard to whether these other activities may constitute a "Partnership" opportunity and without regard to whether allocation thereof may constitute a conflict of interest. The Partners also acknowledge that pursuant to the agreement of the preceding sentence, the General Partner and its affiliates and representatives may be a general partner of or otherwise mange other limited partnerships and other businesses conducting investments similar to this Partnership, each of which may have investment objectives similar to the Partnership, and the General Partner or its Affiliates may own or acquire or have interest in other projects which may create certain conflicts of interest between the Partnership and such other ownership, interests and projects, and agree that such activities by the General Partner and its Affiliates and representatives, even though in competition with the Partnership, shall not constitute a breach of this Agreement or any duty under common law or statutory formulation.

          (c)    Waiver of Self Dealing.    The General Partner shall have the authority to enter into any transaction on behalf of the Partnership despite the fact that another party to any such transaction may be (i) a Trust of which a Partner is a trustee or beneficiary; (ii) an estate of which a Partner is a personal representative or beneficiary; (iii) a business controlled by one or more Partners or a business of which any Partner is also a director, officer or employee; (iv) any affiliate or business associate of a Partner; or (v) any Partner, acting individually or any relative of a Partner, provided the terms of the transaction are no less favorable than those the Partnership could obtain form an unrelated third party.

        6.5    Indemnification of the General Partner.    The General Partner shall be indemnified and held harmless by the Partnership, to the full extent permitted under the laws of the State of Texas, to the extent that the Partnership assets are sufficient therefor, from and against any and all claims, demands, liabilities, costs, damages, and cause of action arising out of the General Partners' management of the Partnership affairs, except where the claim at issue is based upon gross negligence, bad faith, breach of any material provision of this Agreement, or willful misconduct of the General Partner. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and recourse to which the General Partner shall be entitled. The indemnification authorized by this Section 6.5 shall include the payment of reasonable attorney's fees and other expenses incurred in settling or defending any claims, threatened action, or finally adjudicated legal proceedings.

        6.6    Sale of the Partnership Property; Term Sales: Buyer's Promissory Notes.

          (a)    Power to Sell.    The General Partner may cause the Partnership to sell any Partnership Property at such times and at such prices as it deems to be in the best interest of the Partnership.

          (b)    Limitation.    The General Partner shall not sell any part of the Partnership Property to any Partner or an Affiliate of any Partner at a price less than one hundred percent (100%) of Appraised Value (determined not more than three (3) months prior to such sale).

          (c)    Term of Sale.    The General Partner, if it deems it to be in the best interest of the Partnership, may sell part of the Partnership Property for a consideration which in addition to cash, includes a buyer's promissory note ("Buyer's Promissory Note") secured by a mortgage on the sold part of the Partnership Property. For purposes of this Agreement, a Buyer's Promissory Note shall be deemed to have a value equivalent to the original principal amount of such note.

          (d)    Sale of Negotiable Documents.    The General Partner may sell the Buyer's Promissory Note as it deems advisable. If the General Partner is unable to find a non-Affiliate as a buyer, then the General Partner or an Affiliate of the General Partner may agree to purchase the Buyer's Promissory Note at the current fair market value as estimated not more than one (1) month after the purchase; provided, however, prior to purchasing such Buyer's Promissory Note, the General Partner will offer to sell the Buyer's Promissory Note to the Limited Partners who will be entitled to purchase such note for cash at a price not less than the price determined by the independent appraiser pursuant to this Section 6.6.

        6.7    Compensation and Loans.

          (a)    Compensation and Reimbursement.    Pursuant to the express provisions of Section 6.1—Authority of General Partner, the General Partner shall be fully authorized to pay or receive reasonable salaries, fees, or draw for services rendered to or on behalf of the Partnership, and each and every Partner shall be fully reimbursed for any expenses incurred by such Partner on behalf of the Partnership.

          (b)    Expenses.    In connection with the conduct, operation and sale of the Partnership Property and the operation of the Partnership, the General Partner may charge the Partnership, and shall be reimbursed, for any direct expenses reasonably incurred in connection with the Partnership's business; provided, however, that no such expense shall be included other than at a price which reflects a competitive market rate for such expense; and provided further, that no contract or arrangement entered into by the General Partner on behalf of the Partnership with the General Partner or an Affiliate shall be on terms less advantageous to the Partnership than that generally available from an unaffiliated third party.

          (c)    Loans.    Any Person may, with the consent of the General Partner, lend or advance money to the Partnership. If any partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership's cash and shall bear interest at such rate as the General Partner and the lending Partner shall agree but not in excess of the maximum rate permitted by law. If the General Partner, or an Affiliate of the General Partner, is the lending Partner, the rate of interest shall be determined by the General Partner taking into consideration, without limitation, prevailing interest rates and the interest rates the General Partner or an Affiliate of the General Partner is required to pay in the event the General Partner or Affiliate of the General Partner has itself borrowed funds to loan or advance to the Partnership, and the terms and conditions of such loan, including the rate of interest, shall be no less favorable to the Partnership than if the lender had been an independent third party. None of the Partners shall be obligated to make any loan or advance to the Partnership.

          (d)    Cash and Other Liquid Assets.    All Partnership Property in the form of cash not otherwise invested shall be deposited for the benefit to the Partnership in one or more accounts of the Partnership, maintained in such financial institutions as the general Partner shall determine or shall be invested in short-term liquid securities or other cash-equivalent assets or shall be left in escrow, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time.

        6.8    Operating Restrictions.

          (a)    Requirement of Sale.    The signature of the General Partner shall be necessary and sufficient to convey title to any real or personal property, including any marketable securities or derivative instruments owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. To the extent necessary under the laws of any state or other requirements, the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described herein.

 ARTICLE VII
LIMITED PARTNERS

        7.1    General.    The Limited Partners shall have all of the rights, and be afforded the status, of limited partners as set forth in the Limited Partnership Act. No Limited Partners shall have any right or power to (1) take part in the management or control of the Partnership or its business or affairs, (2) transact any business for the Partnership, or (3) sign for or bind the Partnership in any way. The Partners intend to confer on each Limited Partner the most complete limitation on liability permitted by law, and in connection therewith, and subject to the voting procedures and requirements set forth in this Agreement, hereby grant express authorization to the Limited Partners to maintain, to the fullest possible extent, their limited liability hereunder in connection with all activities permitted of Limited Partners under the Limited Partnership Act, particularly Section 303(b), as it may be amended or interpreted.

        7.2    Limitation of Liability.    (1) The liability of the Limited Partners shall be limited to the amount which they have contributed and agreed to contribute to the Partnership pursuant to Article III. Contributions, and (2) the total amount of all Capital Contributions returned to such Limited Partner together with interest thereon necessary to discharge Partnership liabilities to all creditors who extend credit or whose claims arose before such return.

        7.3    Covenant Not to Withdraw or Dissolve.    Notwithstanding any provision of the Limited Partnership Act, each Limited Partner hereby covenants and agrees that the Partners have entered into this Agreement based on their mutual expectation that all Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, no Partner shall withdraw or retire from the Partnership, be entitled to demand or receive a return of such Partner's contributions or profits (or a bond or other security for the return of such contributions or profits), or exercise any under the Limited Partnership Act to dissolve the Partnership without the unanimous consent of the Partners. Upon death, dissolution, bankruptcy or any other voluntary or involuntary transfer of an Interest in the Partnership held by a Limited Partner, the rights of such Limited Partner to share in the profits and losses of the Partnership shall inure to the benefit of the successor, but the successor does not have the right to become a substitute Limited Partner, except in accordance with the provisions hereof.

        7.4    Consent and Ratification.    To the extent that any action that the General Partner is entitled to take pursuant to this Agreement requires, pursuant to the Limited Partnership Act, the consent to or ratification of the Limited Partners (including consent to or ratification of a reconstitution provided for in article XII), each Limited Partner hereby acknowledges that its execution of this Agreement shall conclusively be deemed to be the granting of such consent and ratification.

ARTICLE VIII
ADMINISTRATION AND TAX MATTERS

        8.1    Books and Records.    The books and records of the Partnership shall be kept, at the expense of the Partnership, by the General Partner at the principal place of business of the partnership on a year ending December 31st and the cash basis for all purposes, and shall reflect all Partnership transactions and be appropriate and adequate for conducting the Partnership business. On or before the due date of the Partnership's federal tax return (including extensions thereof) from each calendar year, there shall be delivered to each Partner a statement setting forth the Partners' distributive share of Partnership income, gain, loss, deduction, or credit required to be shown on the Partnership's federal tax return and, to the extent provided for by form or accompanying instructions, any additional information that may be required to apply particular provisions of Subtitle A of the Code to the Partners with respect to items related to the Partnership.

        8.2    Inspection.    Each Partner, or designated agents, shall have the right, upon giving ten (10) business days prior written notice to the General Partner, to inspect the books and records of the Partnership during reasonable business hours at the principal place of business of the Partnership.

        8.3    Bank Accounts.    All funds of the Partnership shall be deposited in its name in an account or accounts maintained at banks or financial institutions. The funds of the Partnership shall not be commingled with the funds of any other Person without the approval or consent of the Limited Partners. Checks shall be drawn upon the Partnership account or accounts only for the purposes of the Partnership, and shall be signed by such signatory party or parties as may be designated from time to time by the General Partner.

        8.4    Subchapter K Election.    No election shall be made by the Partnership or by any Partner to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Title lA of the Code or any similar provisions of applicable state tax laws.

        8.5    Status of Creditor.    No creditor who makes a nonrecourse loan to the Partnership shall have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

ARTICLE IX
AMENDMENTS

        9.1    Amendments.

          (a)    Proposed Amendments.    Amendments to this Agreement may be proposed by the General Partner or by any Limited Partner. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, provided that counsel for the Partnership shall have approved of the same in writing as to legal issues or provision hereof, and the General Partner shall include in any such submission a recommendation as to whether the proposed amendment should or should not be adopted. The General Partner shall seek the written consent (which consent does not have to be unanimous) on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. Meetings and written consents of Partners shall be conducted according to and governed by the Texas Business Corporation Act as if all Partners were shareholders. For purposes of obtaining a written vote, the General Partner may require response within a reasonable specified time, but not less than fifteen (15) business days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a majority in interest of the Partners, unless the amendment concerns provisions of this Agreement which require more than a majority of the Parties, in which event the provision may be amended by the percentage of partners required for action in that provision.

          (b)    Amendment Limitations.    Notwithstanding Section 9.1(a) hereof, this Agreement shall not be amended without the consent of each person adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a General Partner's interest, (ii) modify or adversely affect the limited liability o f a Limited Partner or otherwise increase the personal liability of the Limited Partner, or (iii) require additional capital contributions by the Partners.

        9.2    Meetings of the Partners.

          (a)    Meetings.    Meetings of the Partners may be called by the General Partner and shall be called upon the written request of any Limited Partner. Notice of any such meeting shall be given to all Partners not less than ten (10) business days nor more than sixty (60) business days prior to the date of such meeting and shall state the nature and purpose of any business to be transacted thereof. Partners may vote in person or by proxy at such meeting. The vote of a majority in interest of the Partners shall control any such action unless affecting a provision herein which requires a percentage in excess of 51% of the Partners to act, in which case the highest percentage shall govern the required percentage for amendment.

          (b)    Voting Eligibility.    For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Limited Partner requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall be in accordance with the procedures in the Texas Business Corporation Act for meetings of shareholders.

          (c)    Proxy Permitted.    Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months form the date thereof unless otherwise provided in the Proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

          (d)    Presiding Entity.    Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to Robert Rules of Order.

ARTICLE X
RESTRICTIONS UPON OWNERSHIP AND TRANSFER OF OWNERSHIP

        THE OWNERSHIP AND TRANSFERABILITY OF INTEREST IN THE PARTNERSHIP ARE SUBSTANTIALLY RESTRICTED. NEITHER RECORD TITLE NOR BENEFICIAL OWNERSHIP OF A PERCENTAGE INTEREST OF ANY PARTNER MAY BE TRANSFERRED OR ENCUMBERED EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

        10.1    Generally.    This Partnership is formed by those who know and trust one another, who will have surrendered certain management rights (in exchange for limited liability in the case of a Limited Partner) or who will have assumed sole management responsibility and risk (in the case of a General Partner) based upon their relationship and trust. Capital is also material to the business and investment objectives of the Partnership and its federal tax status. An unauthorized transfer of a Partner's interest could cause a substantial hardship to the Partnership, jeopardize its capital base, and adversely affect its tax structure. These restrictions upon ownership and transfer are not intended as penalty, but as a method to protect and preserve existing relationships based upon trust and the Partnership's capital and its financial ability to continue. Except as expressly provided herein, neither record title nor beneficial ownership of a Partnership Interest held by a Partner as a General Partner may be transferred without the prior written consent of all Partners. Except as provided in Section 10.2, neither record title nor beneficial ownership of a Partnership interest held by a Partner as a Limited Partner may be transferred without the unanimous consent of the Partners.

        10.2    Disclosure, Limitations and Exceptions.    The ownership and transfer or assignment of a Partnership Interest is further subject to the following disclosures, limitations and exception:

          (a)    Federal Law Disclosure and Limitations.    The Partnership Interests have not been, nor will they be, registered under federal or state securities laws. Such Partnership Interests may not be offered for sale, sold, pledged, or otherwise transferred unless so registered, or unless an exemption form registration exists. The availability of any exemption from registration must be established by a written opinion of counsel for the owner thereof, which opinion of counsel must be reasonably satisfactory to the General Partner.

          (b)    Death of a Partner.    If a General Partner then serving is a person in an individual capacity (as opposed to a trustee, or an entity, such as a corporation, partnership, or limited liability company), the Partnership Interest held by that individual as General Partner will, as a result of his or her death, be re-classified as a Limited Partner Partnership Interest. If a Limited Partner is a person in an individual capacity (as opposed to a trustee, or an entity, such as a corporation, partnership, or limited liability company) or if an individual (i) is the beneficiary of a trust, the trustee of which is a Limited Partner and such individual has the special or general power to appoint the beneficiaries thereof upon his or her death or (ii) was a General Partner whose Partnership Interest was converted to that of a Limited Partner pursuant to the preceding sentence of this Section 10.2(b), the Partnership Interest held by that individual as a Limited Partner may pass to any one or more of the following, without the required unanimous consent of the Partners:

              (i)  Any descendent of the individual, including descendents by adoption;

             (ii)  Any parent of the individual;

            (iii)  Any brother or sister of the individual;

            (iv)  Any descendent of a brother or sister of the individual, including descendants by adoption;

             (v)  Any spouse of any individual described in subparagraphs (i) through (iv), other than a spouse who is legally separated from the individual under a decree of separate maintenance or with respect to whom there is an action for divorce pending; or

            (vi)  Any trust created for the use and benefit of any individual described in subparagraphs (i) through (v).

          The Partnership Interest may pass to any individual described in subparagraphs (i) through (v) and/or to any trust created for any such individual Limited Partner, duly admitted to probate; under the terms of any trust described in subparagraph (vi); under a power of appointment pursuant to a trust in which the individual has the special or general power to appoint among the beneficiaries of the trust; or, in the case of any individual described in subparagraphs (i) through (v), under the laws of descent and distribution, if the individual Limited Partner dies intestate.

          (c)    Estate Planning Transfers.    If a Limited Partner is a person in an individual capacity (as opposed to a trustee, or an entity, such as a corporation, partnership, or limited liability company) or if an individual has a beneficial interest in a trust the trustee of which is a Limited Partner and such individual has the special or general power to make a disposition of all or any part of his or her interest in the trust during his or her lifetime, he or she will have the right to make transfers of a Limited Partner Partnership Interest, for value, without value, or for less than full consideration to any one or more of the following, without the required unanimous consent of the Partners:

              (i)  Any descendant o f the individual, including descendants by adoption;

             (ii)  Any parent of the individual;

            (iii)  Any brother or sister of the individual;

            (iv)  Any descendant of a brother or sister of the individual, including a descendant by adoption;

             (v)  Any spouse of any individual described in subparagraphs (i) through (iv), other than a spouse who is legally separated form the individual under a decree of separate maintenance or with respect to whom there is an action for divorce pending; or

            (vi)  Any trust created for the use and benefit of any individual described in subparagraphs (i) through (v).

          (d)    Nonrecognition of an Unauthorized Transfer.    The Partnership will not be required to recognize the interest of any assignee or transferee who has obtained a purported Partnership Interest as the result of a transfer or assignment which is not authorized hereunder. If the ownership of a Partnership Interest is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the Net Cash Flow or liquidating proceeds attributable to a Partnership Interest, the General Partner may accumulate such Net Cash Flow or liquidation proceeds until this issue is finally determined and resolved.

          In the case of a Transfer or attempted Transfer of Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental to liability and lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

          (e)    Disposition upon Divorce of a Limited Partner.    If as the result of a Limited Partner's divorce, the other spouse (the "non-partner spouse") is determined to have any interest in such Limited Partner's Partnership Interest held in the name of such Limited Partner (the "partner spouse"), then the interest of the non-partner spouse shall be deemed an unauthorized transfer as provided in Section 10.2(d) and as such shall be subject to the provisions of Section 10.2(f); provided, however, that the partner spouse shall have the option to acquire the interest before the Partnership by giving written notice to the non-partner spouse of such partner spouse's intent to purchase within ninety (90) days from the date of tendering by the non-partner spouse of a written demand for such interest; provided further that, if the partner spouse fails to exercise such option, then thereafter the Partnership's option shall arise.

          (f)    Acquisition of an Interest Conveyed to Another Without Authority.    If any person should acquire the Partnership Interest of a Partner, or become an assignee thereof, as the result of an order of a court of competent jurisdiction which the Partnership is required by law to recognize, or if a Partner's interest in the Partnership is subjected to a lawful "charging order" by a court of competent jurisdiction, or if a Partner makes an unauthorized transfer or assignment of a Partnership Interest, which the Partnership is required by law (and by order of a court of competent jurisdiction) to recognize, the Partnership will have the unilateral option to acquire the interest of the transferee or assignee, or any fraction or part thereof, upon the following terms and conditions:

              (i)  The Partnership will have the option to acquire the interest by giving written notice to the transferee or assignee of its intent to purchase within ninety (90) days from the date that the Partnership is provided notice of the transfer or assignment.

             (ii)  The valuation date for the determination of the purchase price of such interest will be the first day of the month following the month in which notice is delivered.

            (iii)  Unless the Partnership and the transferee or assignee agree otherwise, the purchase price for such interest, or any fraction or part thereof to be acquired by the Partnership, shall be an amount of cash equal to its fair market value as determined by the written appraisal of a person or firm qualified to value partnerships. The appraiser shall be selected by the General Partner but must be a member of the American Society of Appraisers, or its successor, and qualified to perform business appraisals of partnerships and ownership interest therein.

            (iv)  Closing of the sale will occur at the principal office of the Partnership at 10 o'clock a.m., on the first Tuesday of the month following the month in which the valuation report is rendered.

             (v)  In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option, to be exercised in writing delivered at closing, to pay its purchase obligation in fifteen (15) annual installments (or the remaining term of the Partnership if less than fifteen (15) years) with interest thereon at the Applicable Federal Rate (as defined in the Code) in effect from time to time funding the period over which interest is accrued. The first installment of principal, with interest due thereon, will be due and payable on the first business day of the calendar year following closing, and subsequent annual installments, with interest due thereon, will be due and payable, in order, on the first business day of each calendar year which follows until the entire amount of the obligation, principal and interest, is fully paid. The Partnership will have the right to prepay all or any part of the purchase obligation at any time without premium or penalty.

            (vi)  With the unanimous consent of the Partners other than the Partners other than the Partner whose interest is to be acquired, the General Partner may assign the Partnership's purchase option to one or more of the remaining Partners, in which event any rights or obligations impose upon the partnership will instead become, by substitution, the rights and obligations of the Partner or Partners who are assignees.

           (vii)  Neither the transferee -nor assignee of an unauthorized transfer or assignment (or the Partner causing the transfer or assignment) will have the right to vote on Partnership matters during the prescribed option period or, if the option to purchase is timely exercised, until the sale is actually closed.

          (g)    Admission of Substituted Limited Partners.    Notwithstanding anything in this Article X to the contrary, any successor to the Partnership Interest of a Limited Partner permitted under the terms of this Agreement shall be admitted to the Partnership as a substituted Limited Partner only upon the (a) furnishing to the General Partner of (i) an acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and (ii) such other documents and instructions as may be required to effect the admission of such successor as a Limited Partner, and (b) obtaining of the consent of the General Partner, in any case where a successor qualifies as such under subsection (b) or (c) of Section 10.2. Such consent may be withheld or granted in the sole discretion of the General Partner. The transferee shall be admitted to the Partnership as a substituted Limited Partner as of the effective date of the transfer.

        10.3    Partnership Interest Pledge or Encumbrance.    No Partner may grant a security interest in or otherwise pledge, hypothecate or encumber his interest in this Partnership or such Partner's distributions hereunder without the prior written consent of all Partners. It is understood that the Partners are under no obligation to give such consent nor are they subject to liability for withholding such consent.

        10.4    Distributions and Applications in Respect to Transferred Interest.    If any Partnership Interest is sold, assigned, or transferred during any accounting period in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the transferred interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest. Neither the Partnership nor the General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.4, whether or not the General Partner or the Partnership has knowledge of any transfer of ownership of any Interest.

ARTICLE XI
GENERAL PARTNERS

        11.1    Additional General Partners.    Except as provided in Articles X, XI and Section 12.1 hereof, no Person shall be admitted to the Partnership as a General Partner without the unanimous written consent of the Partners.

        11.2    Covenant Not to Withdraw, Transfer, or Dissolve.    Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of the General Partner, (iii) withdraw or attempt to withdraw from the Partnership, (iv) exercise any power under the Limited Partnership Act to dissolve the Partnership, (v) transfer all or any portion of its interest in the Partnership as a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Article XII hereof If the Limited Partners agree by majority vote, they may provide that the Partnership Interest of the General Partner be transferred to a successor designate by the Limited Partners pursuant to the Partnership Interest of the General Partner be transferred to a successor designated by the Limited Partners pursuant to the terms and conditions of Section 11.3, below.

        11.3    Permitted Transfers.

          (a)    General Partner.    The General Partner may transfer all, but not less than, all of its General Partner's Interest in the Partnership (i) at any time without any consent required from the Limited Partners, to any Person that is such General Partner's Wholly Owned Affiliate, or (ii) to any Person who is approved by a majority of the Limited Partners; provided that no such Transfer shall be permitted unless and until (x) all of the conditions set forth in Section 10.2 hereof are satisfied, and (y) the transferor and transferee provide the Partnership with an opinion of counsel, which opinion and counsel shall be acceptable to the other Partners, to the effect that such Transfer will not cause the Partnership to become taxable as a corporation for federal income tax purposes, or to fail to meet any condition precedent then in effect pursuant to an official pronouncement of the Internal Revenue Service to the issuance of private letter ruling by the Internal Revenue Service confirming that the Partnership will be treated as a Partnership for federal tax purposes, whether or not such a ruling is being or has been requested.

          (b)    Admission of General Partner's Transferee.    A transferee of a General Partner's Interest hereunder shall be admitted as a General Partner with respect to such General Partner's Interest if, but only if, (i) the majority of the other Partners consent to such admission, and (ii) if such transferee is a corporation, the transferee satisfies the requirements of the Internal Revenue Code regarding qualifications of a corporate general partner. In the event that the transferee of a General Partner's Interest is admitted hereunder, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the Transfer, and such transferee shall continue the business of the Partnership without dissolution.

          (c)    Non Admission of Transferee.    A transferee who acquires a General Partner's Interest hereunder by means of a Transfer that is permitted under this Section 11.3, but who is not admitted as a General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership's books, or otherwise to be treated as a General Partner. Such transferee shall be treated as a Person who acquired an Interest in the Partnership in a Permitted Transfer under Article X of this Agreement. Following such a Transfer, the transferor shall not cease to be a General Partner of the Partnership and shall continue to be a General Partner. Whether or not admitted as a General Partner, no transferee shall have any liability for the acts of the Predecessor General Partner.

        11.4    Prohibited Transfers.    Any purported Transfer of any General Partner's Interest that is not permitted pursuant to the terms hereof above shall be null and void and of no effect whatsoever; provided that if the Partnership is required to recognize a Transfer that is not so permitted (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not so permitted), the General Partner's Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such General Partner's Interest may have to the Partnership.

        In the case of a Transfer or attempted Transfer of a General Partner's Interest that is not permitted hereby, (a) such transfer or withdrawal shall be a breach of this Agreement and the Partnership may recover damages from such Partner, including the reasonable cost of obtaining replacement services such Partner was obligated to perform. The Partnership may, in addition to pursuing any remedies otherwise available under applicable law, recover from such Partner by offsetting any damages against any amount otherwise attributable to such Partner, reducing the Limited Partner interest into which such withdrawing General Partner's interest may be converted or both. The parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partners form all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

        11.5    Termination of Status as General Partner.

          (a)   Cessation of General Partner—A General Partner shall cease to be a General Partner upon the first to occur of (i) the Bankruptcy of such Partner, (ii) the Transfer of such Partner's General Partner's interest, provided that the transferee of such General Partner's Interest is admitted as a substituted General Partner pursuant to Section 11.3(b)—Admission of General Partner's Transfer of this Agreement, (iii) the involuntary Transfer by operation of law of such Partner's General Partner's Interest, (iv) the vote of a majority in interest of the Limited Partners to remove such General Partner after such General Partner has attempted to make a Transfer of its General Partner's Interest that is not permitted by Section 11.3 Permitted Transfers, committed a material breach of this Agreement, committed any other act or suffered any other condition that would justify a decree of dissolution of the Partnership under the laws of the State of Texas, or, in the case of a corporate General Partner, there is a Change in Control of the General Partner. In the event a Person ceases to be a General Partner without having Transferred its entire General Partner's Interest, such Person shall be treated as a unadmitted transferee of a Partnership interest as a result of an unpermitted Transfer of an interest pursuant to Section 10.2 Disclosures, Limitations and Exceptions. If a General Partner withdraws in violation of this Agreement, the Partnership Interest held by such Partner as a General Partner shall automatically be converted to that of a Limited Partner effective immediately after the successor of a new General Partner. The resulting Limited Partner Interest of the withdrawn General Partner may be reduced pro rata with all other Partners to provide compensation or an interest in the Partnership. The withdrawn General Partner shall, thereafter, have no voting rights in the Partnership. The Partnership shall have the unilateral option to acquire the entire interest of the withdrawn General Partner under the same terms and conditions specified in Section 10.2(f)—Acquisition of an Interest Conveyed to Another Without Authority, as if the withdrawn General Partner were a transferee of an interest conveyed without authority.

          If a General Partner ceases to be a Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were know or unknown, actual or contingent. A Person shall not be liable as General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collectible by any legal means and the partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

          (b)   Effect on Dissolution—It is the intention of the Partners that the Partnership not dissolve as a result of the cessation of any General Partner's status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the partnership has dissolved, the provisions of Section 12.1 Liquidating Events shall govern.

          (c)   No Effect In Limited Interests—If at the time a Person ceases to be a General Partner such Person is also a Limited Partner with respect to an Interest other than its General Partner's Interest, such cessation shall not affect such Person's rights and obligations with respect to such Interest.

ARTICLE XII
DISSOLUTION AND WINDING UP

        12.1    Liquidating Events.    The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

          (a)   Withdrawal—An event of withdrawal of a General Partner described in Section 4.02 of the Limited Partnership Act, except that any event described in Subsection (4), (5), (7), (8) and (9) of Section 4.02 of the Limited Partnership Act shall not be an event of withdrawal.

          (b)   Expiration Term—The expiration of the term provided in Section 2.6 Term;

          (c)   Unanimous Vote—The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;

          (d)   Other Events—The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

        The Partners hereby agree that, notwithstanding any provision of the Limited Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in this Section 12.1(d), the partnership shall not be dissolved or required to be wound up if at the time of such event there is at least one (1) remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or within ninety (90) days after such event all of the raining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of an event specified in this Section 12.1(d) hereof, the Partners fail to agree to continue the business of the Partnership as provided in this Section 12.1, then within an additional ninety (90) days, all of the Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a General Partner a Person elected by unanimous vote. Unless such an election is made within one hundred eighty (180) days after the event causing dissolution, the Partnership shall wind up its affairs in accordance with Section 12.2—Winding Up. If such election is made within one hundred eight (180) days after the event causing dissolution, then:

            (i)  the reconstituted limited partnership shall continue until the occurrence of a liquidating Event as provided in this Section 12.1;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as an unadmitted transferee of a General Partner's Interest as a result of an unpermitted Transfer of an Interest pursuant to Section 11.4 Prohibited Transfers; and

          (iii)  all necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new Partnership Agreement and Certificate of Limited Partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Article XIII Power of Attorney, provided that the right of all of the Partners to select a successor General Partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partners and neither the Partnership nor the reconstituted Partnership would cease to be treated as a Partnership for federal income tax purposes upon the exercise of such right to continue.

        12.2    Winding Up.    Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partners shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the Partnership Property has been distributed pursuant to this Section 12.2 and the Partnership has terminated. The General Partners (or, in the event there is no remaining General Partners, any Person elected by a majority in interest of the Limited Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and Property and the Partnership Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

          (a)   First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the General Partner,

          (b)   Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

          (c)   Third, to the payment and discharges of all of the Partnership's debts and liabilities to the Limited Partners; and

          (d)   The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

        No General Partner shall receive any additional compensation for any services performed pursuant to this Article XII.

        12.3    Compliance With Timing Requirements of Regulations.    In the event the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, (1) distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the regulations, and (2) if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.7041(b)(2)(ii)(b)(3) of the Regulations. If any Limited partner has an Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such Adjusted Capital Account Deficit, and such Adjusted Capital Account Deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made of the Partners pursuant to this Article XII may be:

          (a)   distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

          (b)   withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

        12.4    Deemed Distribution and Recontribution.    Notwithstanding any other provision of this Article XII, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the Partnership Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Partnership Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

        12.5    Rights of Partners.    Except as otherwise provided in this Agreement, (1) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (2) no

Partners shall have priority over any other Partners as to the return of its Capital Contributions, distributions, or allocations.

        12.6    Notice of Dissolution.    In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1 Liquidating Events, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE XIII
POWER OF ATTORNEY

        13.1    General Partner as Attorney-In-Fact.    Each Limited Partner hereby makes, constitutes, and appoints each General Partner and each successor General Partner, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (1) all Certificates of Limited Partnership, amended name or similar Certificates, and other Certificates and instruments (including counterparts of this Agreement) which the General Partner may deem necessary or appropriate to be filed by the Partnership under the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business; (2) any and all amendments or changes to this Agreement and the instruments described in (1), as now or hereafter amended, which the General Partners may deem necessary or appropriate to effect a change or modification of the Partnership in accordance with the terms of this Agreement, including, without limitation, amendments or changes to reflect (x) the exercise by any General Partner of any power granted to it under this Agreement, (y) the admission of any substituted Partners, and (z) the deposition by any Partner of its interest in the Partnership; (3) all certificates of cancellation and other instruments which the General Partner deems necessary or appropriate to effect the dissolution and termination of the Partnership; (4) all Certificates of cancellation and other instruments which the General Partner deems necessary or appropriate to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (5) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Partnership or is deemed necessary or appropriate by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms. Each Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Limited Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

        13.2    Nature as Special Power.    The power of attorney granted pursuant to this Article XIII:

          (a)   is a special power of attorney coupled with an interest and is irrevocable;

          (b)   may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact for all such Limited Partners; and

          (c)   shall survive the Bankruptcy, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its Interest in the Partnership, except that where the assignment is of such Limited Partner's entire interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XIV
MISCELLANEOUS

        14.1    Notices.    Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (1) if given by telecopier when transmitted as the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (2) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails, (3) if given by telex, upon receipt by the party transmitting the telex (receipt of confirmation in writing not being necessary to the effectiveness of any telex), and (4) if given by Federal Express service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows or at such other addresses as may be provided to the other parties by notice given in accordance with the foregoing:

          (a)   If to the Partnership, to the address set forth in Section 2.5 hereof; and

          (b)   If to a Partner, to the address set forth opposite such Partner's name on Exhibit A hereto.

        Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, or otherwise as of the date on which the same was deposited in a regularly maintained receptacle of the deposit of United States mail addressed and sent as aforesaid. Any Person may from time to time specify a different address or facsimile number by notice given in the manner provided in this Section 14.1.

        14.2    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferors, and assigns.

        14.3    Construction.    Every Covenant, term, and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Partners. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by or conform with any actions by the Internal Revenue Service, except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

        14.4    Headings.    Section and other headings contained in this Agreement are for reference purposes only and are not intended to scribe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

        14.5    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; and this Agreement shall be construed and enforce as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid, or unenforceable provisions there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable and that shall not be more restrictive than the one severed here from.

        14.6    Further Action.    Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

        14.7    Variation of Pronouns.    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

        14.8    Governing Law.    The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

        14.9    Waiver of Action for Partition; No Bill for Partnership Accounting.    Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property. To the fullest extent permitted by law, each of the Partners covenants that it will not (except with the consent of the General Partners) file a bill for Partnership accounting.

        14.10    Counterpart Execution.    This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

        14.11    Sole and Absolute Discretion.    Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

        14.12    Specific Performance.    Each Partner agrees with the other Partners that the other Partners will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages will not provide an adequate remedy in such event. Accordingly, it is agreed that in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

        14.13    Offset.    In the event that any sum is payable to any Partner pursuant to this Agreement, any amounts owed by such Partner to the Partnership shall be deducted form said sum before payment to such Partner.

        14.14    Independent Conduct.    Each of the Partners and respective Affiliates reserve and retain the right to engage in all businesses and activities of any kind whatsoever (irrespective of whether same maybe in competition with the business and activities of the Partnership) and to acquire and own all assets however acquired and wherever situated, and to receive compensation or profit therefrom, for its own respective account and without in any manner being obligated to disclose such business and activities or assets or compensation or profit to the other Partners or to the Partnership.

        14.15    Partnership Unit Options.    The General and Limited Partners are aware that Steve Horn held common stock options in Enco Systems, Inc. in the amount of 44,199 share options, none of which had been exercised at the time of conversion of Enco Systems, Inc. The Partners desire to and do hereby preserve such options in the form of unit options of the same percentage of unit options as are the stock options so that, as and when exercised, Steve Horn would own a total of 36.25% of 100% of all Limited Partnership units issued and outstanding after the exercise of such unit options. Except for the number of Units as above prescribed, the terms and conditions of the common stock options shall be applicable to the unit options and are herein made a part hereof by reference. The aforesaid 36.25% includes the fractional beneficial interest Steve Horn owns of the 1% of the Limited Partnership owned by the General Partner.

        EXECUTED to be effective as of the first date above written.

GENERAL PARTNER:
ENCO SYSTEMS MANAGEMENT SERVICES TRUST
/s/ Mark Cuculic MARK CUCULIC, Co-Trustee
/s/ Gail Cuculic GAIL CUCULIC, Co-Trustee
/s/ Steven Horn STEVEN HORN, Co-Trustee
LIMITED PARTNERS:
/s/ Mark Cuculic MARK CUCULIC
/s/ Gail Cuculic GAIL CUCULIC
/s/ Steve Horn STEVE HORN

 EXHIBIT "A"

TO THE AGREEMENT OF

LIMITED PARTNERSHIP OF

ENCO SYSTEMS PARTNERSHIP, LTD.

PARTNER	STATUS	INITIAL CAPITAL CONTRIBUTION	PARTNERSHIP UNITS	SHARIN RATIO
ENCO SYSTEMS MANAGEMENT SERVICES TRUST	GENERAL PARTNER	-0-	100	1%
9203 EMMOTT ROAD
HOUSTON, TEXAS (77040)
GAIL CUCULIC	LIMITED PARTNER	-0-	2,994	29.94%
9203 EMMOTT ROAD
HOUSTON, TEXAS (77040)
MARK CUCULIC	LIMITED PARTNER	-0-	4,810	48.10%
9203 EMMOTT ROAD
HOUSTON, TEXAS (77040)
STEVE HORN	LIMITED PARTNER	-0-	2,096	20.96%
9203 EMMOTT ROAD
HOUSTON, TEXAS (77040)
TOTALS		-0-	10,000	100%

 EXHIBIT "B"

CERTIFICATE OF

LIMITED PARTNERSHIP INTEREST
OF
ENCO SYSTEMS PARTNERSHIP, LTD.

        This Certifies that                                                                                                    has been admitted as a Limited Partner of ENCO SYSTEMS PARTNERSHIP, LTD., and has been issued                                                               Partnership Units which represent its interest as a Limited Partner in the Partnership.

        IN WITNESS WHEREOF, the said Family Partnership has caused this Certificate to be signed by its duly authorized General Partner this                                      day of                                                     2001.

GENERAL PARTNER:
ENCO SYSTEMS MANAGEMENT SERVICES TRUST
GAIL CUCULIC, Co-Trustee

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  Exhibit 3.47
AGREEMENT OF LIMITED PARTNERSHIP OF ENCO SYSTEMS PARTNERSHIP, LTD.
TABLE OF CONTENTS
AGREEMENT OF LIMITED PARTNERSHIP OF ENCO SYSTEMS PARTNERSHIP, LTD.
ARTICLE I DEFINITIONS
ARTICLE II THE PARTNERSHIP
ARTICLE III CONTRIBUTIONS
ARTICLE IV ALLOCATIONS
ARTICLE V DISTRIBUTIONS
ARTICLE VI MANAGEMENT
ARTICLE VII LIMITED PARTNERS
ARTICLE VIII ADMINISTRATION AND TAX MATTERS
ARTICLE IX AMENDMENTS
ARTICLE X RESTRICTIONS UPON OWNERSHIP AND TRANSFER OF OWNERSHIP
ARTICLE XI GENERAL PARTNERS
ARTICLE XII DISSOLUTION AND WINDING UP
ARTICLE XIII POWER OF ATTORNEY
ARTICLE XIV MISCELLANEOUS
EXHIBIT "A" TO THE AGREEMENT OF LIMITED PARTNERSHIP OF ENCO SYSTEMS PARTNERSHIP, LTD.
EXHIBIT "B" CERTIFICATE OF LIMITED PARTNERSHIP INTEREST OF ENCO SYSTEMS PARTNERSHIP, LTD.